Exhibit 4.1

Execution Version

MEDALLION FINANCIAL CORP.

$75,000,000

8.25% Senior Notes due 2031

NOTE PURCHASE AGREEMENT

Dated April 28, 2026

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SCHEDULE A — DEFINED TERMS

SCHEDULE 1 — FORM OF 8.25% SENIOR NOTE DUE 2031

SCHEDULE 4.4 — FORM OF OPINION OF SPECIAL COUNSEL FOR THE COMPANY

SCHEDULE 5.4 — Subsidiaries of the Company and Ownership of Subsidiary Stock

SCHEDULE 5.8 — Litigation

SCHEDULE 5.15 — Existing Indebtedness

Schedule 9.10 — Form of Subsidiary Guaranty

PURCHASER SCHEDULE — Information Relating to Purchasers

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MEDALLION FINANCIAL CORP.

437 Madison Avenue, 38th Floor

New York, New York 10022

8.25% Senior Notes due 2031

April 28, 2026

TO THE PURCHASERS LISTED IN

THE PURCHASER SCHEDULE HERETO:

Ladies and Gentlemen:

Medallion Financial Corp., a Delaware corporation (the “Company”), agrees with each of the Purchasers as follows:

Section 1 AUTHORIZATION OF NOTES.

The Company has authorized the issue and sale of up to $75,000,000 aggregate principal amount of its 8.25% Senior Notes due 2031 (together with all Notes issued in substitution or exchange therefor pursuant to Section 13 of this Agreement, the “Notes”). Certain capitalized and other terms used in this Agreement are defined in Schedule A and, for purposes of this Agreement, the rules of construction set forth in Section 22.4 shall govern.

Section 2 SALE AND PURCHASE OF NOTES.

On the terms and subject to the conditions of this Agreement, the Company will issue and sell to the Purchasers, and the Purchasers will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount specified below such Purchaser’s name on the Purchaser Schedule hereto at the purchase price of 100% of the principal amount thereof. Each Purchaser’s obligations hereunder are several and not joint obligations, and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

Section 3 CLOSING.

The sale and purchase of the Notes to be purchased by the Purchasers hereunder shall occur at the offices of Medallion Financial Corp., 437 Madison Avenue, 38th Floor, New York, New York 10022, at 10:00 a.m., Eastern time, at a closing (the “Closing”) on the date hereof. At the Closing, the Company will cause to be delivered to the Purchasers through the systems of the Depositary the Notes to be purchased by such Purchasers hereunder in the form of one or more permanent global Notes, substantially in the form set out in Schedule 1 (each a “Global Note”), in fully registered book-entry form (in denominations of at least $1,000 as such Purchasers may request) and registered in the name of Cede & Co., as nominee for the Depositary, against delivery by such Purchasers to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company, or through the Settlement Agent for the Closing via Delivery vs. Payment, to:

Bank:

ABA #:

Account Name:

Account #:

If at the Closing the Company shall fail to tender such Notes to the Purchasers in the form of the Global Note as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchasers shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchasers may have by reason of such failure by the Company to tender such Notes or any of the conditions specified in Section 4 not having been fulfilled to such Purchaser’s satisfaction.

Section 4 CONDITIONS TO CLOSING.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:

Section 4.1 Representations and Warranties. The representations and warranties of the Company in this Agreement shall be correct when made and at the Closing.

Section 4.2 Performance; No Default. The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing. Before and after giving effect to the issue and sale of the Notes hereunder, no Default or Event of Default shall have occurred and be continuing.

Section 4.3 Compliance Certificates.

(a) Officer’s Certificate. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.7 have been fulfilled.

(b) Secretary’s Certificate. The Company shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of the Closing, certifying as to (i) the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes hereunder and this Agreement and (ii) the Company’s organizational documents as then in effect.

Section 4.4 Opinion of Counsel. Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of the Closing from Willkie Farr & Gallagher LLP, counsel for the Company, covering the matters set forth in Schedule 4.4, and the Company hereby instructs its counsel to deliver such opinion to the Purchasers.

Section 4.5 Purchase Permitted By Applicable Law, Etc. On the date of the Closing such Purchaser’s purchase of Notes hereunder shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as any applicable banking law or regulation or section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof.

Section 4.6 Sale and Delivery of Notes. Contemporaneously with the Closing, the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at the Closing as specified in the Purchaser Schedule. The Global Note for the Notes shall have been delivered to the Settlement Agent (with evidence thereof delivered to each Purchaser purchasing through the Global Note).

Section 4.7 Payment of Special Counsel Fees. The Company shall have paid in accordance to Section 15.1 on or before the Closing the fees, charges and disbursements of the special counsel to the Purchasers to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.

Section 4.8 CUSIP and ISIN Number. A CUSIP and ISIN Number shall have been obtained for the Notes.

Section 4.9 Changes in Corporate Structure. The Company shall not have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time since December 31, 2025.

Section 4.10 Funding Instructions. Prior to the date of the Closing, the Purchasers shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number, (iii) the account name and number into which the purchase price for the Notes is to be deposited, (iv) the name and phone number of a contact person at the Company, and (v) the name and phone number of a contact person at the transferee bank. If requested by a Purchaser at least two (2) Business Days prior to the date of the Closing, a Responsible Officer of the Company shall confirm such written instructions by either a live videoconference or conference call, as determined by such Responsible Officer, made available to such Purchaser no later than one (1) Business Day prior to the Closing (or such shorter period as may be agreed by such Purchaser).

Section 4.11 Private Rating Letter. The Company shall have delivered, or caused to be delivered, to such Purchaser, a Private Rating Letter setting forth the initial Debt Rating for the Notes, which Debt Rating shall not be lower than A-, issued by an Acceptable Rating Agency.

Section 4.12 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

Section 5 REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to the Purchasers that:

Section 5.1 Organization; Power and Authority. The Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the State of Delaware, has the power and authority to own its property and to conduct its business and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect on the Company.

Section 5.2 Authorization, Etc. This Agreement and the Notes hereunder have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each such Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3 Disclosure. This Agreement, the documents, and other materials delivered to, or made available through public filings through the date hereof to, the Purchasers by or on behalf of the Company in connection with the transactions contemplated hereby (the “Disclosure Information”), and the Financial Statements (as defined below), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Information, since December 31, 2025, there has been no change in the financial condition, operations or business or properties of the Company and its Subsidiaries taken as a whole, except changes that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.4 Organization and Ownership of Shares of Subsidiaries; Affiliates.

(a) Schedule 5.4 contains (except as noted therein) complete and correct lists of (i) the Company’s Subsidiaries, showing, as to each Subsidiary, the name thereof, the jurisdiction of its organization, the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary and whether such Subsidiary is a Subsidiary Guarantor, and (ii) the Company’s directors and executive officers.

(b) All of the outstanding shares of capital stock or similar equity interests of each Material Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by the Company or another Subsidiary free and clear of any Lien.

(c) Each Material Subsidiary is a corporation or other legal entity duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and, where applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) Other than as set forth on Schedule 5.4, neither Medallion Bank nor any other Material Subsidiary is subject to any Contractual Obligation or legal, regulatory or other restriction (other than customary limitations imposed by corporate law or similar statutes, or relating to its status as a Regulated Banking Subsidiary or Company SBIC) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

Section 5.5 Financial Statements; Material Liabilities. The Company has made available to the Purchasers, through public filings, copies of the audited consolidated financial statements of the Company and its Subsidiaries for the year ended December 31, 2025 (the “Financial Statements”). Such Financial Statements (including the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified therein and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto. The Company and its Subsidiaries do not have any Material liabilities that are not disclosed in the Disclosure Information.

Section 5.6 Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Company of this Agreement and the Notes hereunder will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter, regulations or by-laws, shareholders agreement or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

Section 5.7 Governmental Authorizations, Etc. Except for reports to be filed with the SEC, no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Notes hereunder.

Section 5.8 Litigation; Observance of Statutes and Orders. Except as set forth on Schedule 5.8: (a) There are no actions, suits, investigations or proceedings pending or, to the best knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Neither the Company nor any Subsidiary is (i) in default under any agreement or instrument to which it is a party or by which it is bound, (ii) in violation of any order, judgment, decree or ruling of any court, any arbitrator of any kind or any Governmental Authority or (iii) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority (including Environmental Laws, the USA PATRIOT Act or any of the other laws and regulations that are referred to in Section 5.16), which default or violation would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.9 Taxes. The Company and its Subsidiaries have filed all Material tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments payable by them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which, individually or in the aggregate, is not Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.10 Title to Property; Leases. The Company and its Subsidiaries have good and sufficient title to their respective Material properties, including all such properties reflected in the most recent balance sheet included in the Financial Statements or purported to have been acquired by the Company or any Subsidiary after such date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement, except for those defects in title and Liens that, individually or in the aggregate, are not Material. All Material leases are valid and subsisting and are in full force and effect in all material respects.

Section 5.11 Licenses, Permits, Etc. The Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others.

Section 5.12 Employee Benefit Plans. The Company and each ERISA Affiliate has operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and (ii) no event, transaction or condition has occurred or exists that would, individually or in the aggregate, reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Plan.

(a) The Company and its ERISA Affiliates have not incurred (i) withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material or (ii) any obligation in connection with the termination of or withdrawal from any Non-U.S. Plan that individually or in the aggregate are Material.

(b) The present value of the aggregate benefit liabilities under each of the Plans subject to Title IV of ERISA, determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(c) The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715-60, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.

(d) The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company to the Purchasers in the first sentence of this Section 5.12(d) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds to be used to pay the purchase price of the Notes to be purchased by such Purchasers.

(e) The Company and its Subsidiaries do not have any Non-U.S. Plans.

Section 5.13 Private Offering by the Company. Based on the representations made by the Purchasers in this Agreement and representations made to the Company by its placement agents in connection with the transactions contemplated by this Agreement, neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes hereunder to the registration requirements of section 5 of the Securities Act or to the registration requirements of any Securities or blue sky laws of any applicable jurisdiction.

Section 5.14 Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Notes hereunder for general corporate purposes. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 5% of the value of the consolidated assets of the Company and its Subsidiaries, and the Company does not have any present intention that margin stock will constitute more than 5% of the value of such assets. As used in this Section 5.14, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.15 Existing Indebtedness; Future Liens. (a) Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of March 31, 2026 (including descriptions of the obligors and obligees, principal amounts outstanding, any collateral therefor and any Guaranties thereof), since which date, there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsidiaries. Except as set forth on Schedule 5.15, neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b) Except as disclosed in Schedule 5.15, neither the Company nor any Subsidiary has agreed or consented to cause or permit any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness or to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness.

Section 5.16 Foreign Assets Control Regulations, Etc. Neither the Company nor any Controlled Entity (i) is a Blocked Person, (ii) has been notified that its name appears or may in the future appear on a State Sanctions List or (iii) is a target of sanctions that have been imposed by the United Nations or the European Union.

(a) Neither the Company nor any Controlled Entity (i) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (ii) to the Company’s knowledge, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.

(b) No part of the proceeds from the sale of the Notes hereunder:

(i) constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person, (B) for any purpose that would cause the Purchasers to be in violation of any U.S. Economic Sanctions Laws or (C) otherwise in violation of any U.S. Economic Sanctions Laws;

(ii) will be used, directly or indirectly, in violation of, or cause the Purchasers to be in violation of, any applicable Anti-Money Laundering Laws; or

(iii) will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause the Purchasers to be in violation of, any applicable Anti-Corruption Laws.

(c) The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.

Section 5.17 Status under Certain Statutes. Neither the Company nor any Subsidiary is subject to regulation under the 1940 Act, the Public Utility Holding Company Act of 2005, the ICC Termination Act of 1995, or the Federal Power Act. Certain of the Company’s Subsidiaries are licensed to act as Small Business Investment Companies (such Subsidiaries, collectively, the “Company SBICs”) and are regulated under the Small Business Investment Company Act (the “SBA”). Except as disclosed in the Disclosure Information, the Company and its Subsidiaries are in material compliance with all conditions or requirements imposed by the SBA or any other applicable Governmental Authority.

Section 6 REPRESENTATIONS OF THE PURCHASERS.

Section 6.1 Purchase for Investment. The Purchasers severally represents that it is purchasing the Notes hereunder for its own account or for one or more separate accounts maintained by such Purchasers or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. The Purchasers understands that the Notes have not been registered under the Securities Act and that the Notes will be offered and sold only to Qualified Institutional Buyers (as defined in Rule 144A under the Securities Act) and institutional accredited investors (as defined in Rules 501(a)(1), (2), (3) or (7) under the Securities Act) in reliance upon the exemption under Section 4(a)(2) of the Securities Act. The Notes may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

Section 6.2 Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d) the Source constitutes assets of an “investment fund” (within the meaning of Section VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Section VI of the QPAM Exemption) that is not ineligible pursuant to Section I(g) of the QPAM Exemption, no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Section I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Section VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d);or

(e) the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f) the Source is a governmental plan; or

(g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g), and none of clauses (a) though (f) applies to the Source;

(h) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA and Section 4975 of the Code; or

(i) the Source is not an employee benefit plan subject to Title I of ERISA and is not acting on behalf of such plan or using plan assets to purchase the Notes.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” “plan assets,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

Section 7 INFORMATION AS TO COMPANY.

Section 7.1 Financial and Business Information. The Company shall deliver (subject to Section 7.4) to each holder of a Note hereunder that is an Institutional Investor:

(a) Quarterly Statements — within 60 days (or such shorter period as is the earlier of (x) 15 days greater than the period applicable to the filing of the Company’s Quarterly Report on Form 10-Q (the “Form 10-Q”) with the SEC regardless of whether the Company is subject to the filing requirements thereof and (y) the date by which such financial statements are required to be delivered under any Material Credit Facility or the date on which such corresponding financial statements are delivered under any Material Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

(i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

(ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments;

(b) Annual Statements — within 105 days (or such shorter period as is the earlier of (x) 15 days greater than the period applicable to the filing of the Company’s Annual Report on Form 10-K (the “Form 10-K”) with the SEC regardless of whether the Company is subject to the filing requirements thereof and (y) the date by which such financial statements are required to be delivered under any Material Credit Facility or the date on which such corresponding financial statements are delivered under any Material Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each fiscal year of the Company, duplicate copies of

(i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, and

(ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon (without a “going concern” or similar qualification or exception and without any qualification or exception as to the scope of the audit on which such opinion is based) of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances;

(c) SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, notice, proxy statement or similar document sent by the Company or any of its Material Subsidiaries (x) to its creditors under any Material Credit Facility (excluding information sent to such creditors in the ordinary course of administration of a credit facility, such as information relating to pricing and borrowing availability) or (y) to its public Securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any of its Material Subsidiaries with the SEC;

(d) Notice of Default or Event of Default — promptly, and in any event within five days after a Responsible Officer becoming aware of (x) the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto and (y) the occurrence of any event that would have constituted a Default or Event of Default under any of the provisions in Sections 11(d) through 11(i) with respect to any Excluded Company SBICs if not for the exclusion of such Excluded Company SBICS from such provisions;

(e) Employee Benefits Matters — promptly, and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i) with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations;

(ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan;

(iii) any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to any Plan, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, in each case, if such liability or Lien, taken together with any other such liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect; or

(f) Notices from Governmental Authority — except as otherwise prohibited by law or regulation, promptly, and in any event within 30 days after receipt thereof, copies of any notice to the Company or any Subsidiary from any Governmental Authority relating to any order, ruling, statute or other law or regulation that would reasonably be expected to have a Material Adverse Effect; or

(g) Resignation or Replacement of Auditors — within 10 days following the date on which the Company’s auditors resign or the Company elects to change auditors, as the case may be, notification thereof, together with such further information as the Required Holders may request;

(h) Updated Subsidiary Information — together with each certificate delivered pursuant to Section 7.2(a) in connection with each set of financial statements delivered or made available to a holder of a Note in connection with Section 7.1(a), the Company shall deliver updates to Schedule 5.4, which shall identify each list of the Subsidiary Guarantors, Material Subsidiaries, Immaterial Subsidiaries and the Excluded Company SBICs; and

(i) Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries (including actual copies of the Company’s Form 10-Q and Form 10-K) or relating to the ability of the Company to perform its obligations hereunder and under the Notes hereunder as from time to time may be reasonably requested by any such holder of a Note hereunder.

Section 7.2 Officer’s Certificate. Each set of financial statements delivered or made available to a holder of a Note pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer:

(a) Covenant Compliance — setting forth the information from such financial statements that is required in order to establish whether the Company was in compliance with the requirements of Section 10 during the quarterly or annual period covered by the financial statements then being furnished (including with respect to each such provision that involves mathematical calculations, the information from such financial statements that is required to perform such calculations) and, to the extent applicable, detailed calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Section, and the calculation of the amount, ratio or percentage then in existence. In the event that the Company or any Subsidiary has made an election to measure any financial liability using fair value (which election is being disregarded for purposes of determining compliance with this Agreement pursuant to Section 22.2) as to the period covered by any such financial statement, such Senior Financial Officer’s certificate as to such period shall include a reconciliation from GAAP with respect to such election; and

(b) Event of Default — certifying that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

(c) Subsidiary Guarantors – setting forth a list of all Subsidiaries that are Subsidiary Guarantors and certifying that each Subsidiary that is required to be a Subsidiary Guarantor pursuant to Section 9.10 is a Subsidiary Guarantor, in each case, as of the date of such certificate of Senior Financial Officer.

Section 7.3 Visitation. The Company shall permit the representatives of each holder of a Note that is an Institutional Investor:

(a) No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, all at such reasonable times and as often as may be reasonably requested in writing; and

(b) Default — if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

Section 7.4 Electronic Delivery. Financial statements, opinions of independent certified public accountants, other reports, documents and other information and Officer’s Certificates that are required to be delivered by the Company pursuant to Sections 7.1(a), (b), (c) or (f) and Section 7.2 shall be deemed to have been delivered if the Company satisfies any of the following requirements with respect thereto:

(a) such financial statements satisfying the requirements of Section 7.1(a) or (b) and related Officer’s Certificate satisfying the requirements of Section 7.2 and any other reports, documents or other information required under Section 7.1(c) or Section 7.1(f) are delivered to each holder of a Note by e-mail at the e-mail address set forth below such holder’s name on the signature pages hereto (if such holder is a Purchaser) or as communicated from time to time in a separate writing delivered to the Company;

(b) the Company shall have timely filed such Form 10–Q or Form 10–K, satisfying the requirements of Section 7.1(a) or Section 7.1(b), as the case may be, with the SEC on EDGAR;

(c) such financial statements satisfying the requirements of Section 7.1(a) or Section 7.1(b) and related Officer’s Certificate(s) satisfying the requirements of Section 7.2 and any reports, documents or other information required under Section 7.1(c) or Section 7.1(f) are timely posted by or on behalf of the Company on Venue, EDGAR or on any other similar website to which each holder of Notes hereunder has free access; or

(d) the Company shall have timely filed or furnished any of the items referred to in Section 7.1(c) or Section 7.1(f) with or to the SEC on EDGAR and shall have made such items available on its home page on the internet or on Venue or on any other similar website to which each holder of Notes hereunder has free access.

provided however, that in no case shall access to such financial statements, other information and Officer’s Certificates be conditioned upon any waiver, clickwrap agreement or other agreement, or consent (other than confidentiality provisions consistent with Section 20 of this Agreement); provided further, that in the case of any of clauses (b), (c) or (d), the Company shall have given each holder of a Note prior written notice, which may be by e-mail or in accordance with Section 18, of such posting or filing in connection with each delivery; provided, so long as the Company is an issuer of common equity securities that are listed for trading on the New York Stock Exchange, the Nasdaq Stock Market or another nationally recognized U.S. securities exchange, no such prior written notice shall be required in connection with (i) any filing or submission made with the SEC on EDGAR or (ii) any posting of information on the investor relations section of the Company’s website.

Section 8 PAYMENT, PREPAYMENT AND REDEMPTION OF THE NOTES.

Section 8.1 Payment at Maturity and Prepayment in Connection with a Change of Control.

(a) As provided therein, the entire unpaid principal balance of the Notes shall be due and payable on the Maturity Date thereof. The Notes shall not be subject to required prepayments except in connection with an acceleration of the Notes pursuant to the provisions of Section 12 and pursuant to a Change of Control in accordance with the terms of Section 8.1(b) below.

(b) Promptly upon becoming aware that a Change of Control has occurred, and in any event not later than 30 days after the occurrence of such Change of Control, the Company shall give written notice (the “Change of Control Event Notice”) of such fact to all holders of the Notes hereunder. The Change of Control Event Notice shall (i) describe the facts and circumstances of such Change of Control in reasonable detail, (ii) refer to this Section 8.1 and the rights of the holders hereunder and state that a Change of Control has occurred, (iii) contain an offer to prepay all Notes at the price specified below on the date therein specified (the “Change of Control Prepayment Date”), which shall be a Business Day following the Response Date referred to below and in any event not more than 60 days after the date of such Change of Control Event Notice and (iv) provide each holder with sufficient information to enable it to make an informed decision with respect to such offer. Each holder of a Note hereunder will notify the Company of such holder’s acceptance or rejection of such offer by giving written notice of such acceptance or rejection to the Company on or before the date for such notice specified in such Change of Control Event Notice (the “Response Date”), which specified date shall be not less than 10 days after the date of such Change of Control Event Notice. The Company shall prepay on the Change of Control Prepayment Date all of the Notes held by the holders as to which such offer has been so accepted (it being understood that the failure of any holder to accept such offer on or before the Response Date shall be deemed to constitute rejection by such holder), in the amount of the Make-Whole Amount determined for the prepayment date with respect to such principal amount to the Change of Control Prepayment Date. If any holder shall reject (or be deemed to have rejected) such offer with respect to any Note held by such holder on or before the Response Date, such holder shall be deemed to have waived its rights under this Section 8.1 to require prepayment of such Note for which such offer was rejected (or deemed rejected) in respect of such Change of Control but not in respect of any subsequent Change of Control.

(c) For purposes of this Section 8.1, any holder of more than one Note hereunder may act separately with respect to each Note so held (with the effect that a holder of more than one Note may accept such offer with respect to one or more Notes so held and reject such offer with respect to one or more other Notes so held).

Section 8.2 Optional Redemption. The Company may redeem, at its option, all or part of the Notes hereunder upon not less than thirty (30) nor more than sixty (60) days’ prior notice (unless the Company and the Required Holders agree to another time period pursuant to Section 17) at the following redemption prices (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

(i) If the redemption occurs during the period beginning on the date hereof to but excluding May 1, 2030, the redemption price shall equal to the Make-Whole Amount determined for the redemption date with respect to such principal amount being redeemed plus accrued but unpaid interest thereon.

(ii) If the redemption occurs during the period beginning on May 1, 2030 and ending prior to the Maturity Date, the redemption price shall equal 100% of the outstanding principal amount being redeemed plus accrued but unpaid interest thereon.

Any partial redemption will be made pro rata among all of the holders of Notes, based on the outstanding principal amounts thereof (such redemption to be considered a “Pro Rata Pass-Through of Principal” for purpose of a redemption processed through DTC). The Notes hereunder are not subject to redemption at the option of the holders thereof. Each such notice as required under this Section 8.2 shall specify the redemption date (which shall be a Business Day), the aggregate principal amount of the Notes to be redeemed on such date, the principal amount of each Note held by such holder to be redeemed, the aggregate redemption price to be paid (including the interest to be paid on the redemption date with respect to such principal amount being redeemed).

Section 8.3 Purchase of Notes. The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the redemption or payment or prepayment of the Notes in accordance with this Agreement. The Paying Agent will promptly cancel all Notes acquired by the Company or any Affiliate pursuant to any payment or redemption of Notes pursuant to this Agreement or the Notes, and no Notes may be issued in substitution or exchange for any such Notes.

Section 8.4 Interest Payments. The interest on the Notes hereunder will accrue starting on April 28, 2026 with semi-annual interest payments to be made on May 1 and November 1, commencing November 1, 2026.

Section 8.5 Maturity; Surrender, Etc. At the Maturity Date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 8.6 Payments Due on Non-Business Days. Notwithstanding anything in this Agreement or the Notes to the contrary, (x) except as set forth in clause (y), any payment of interest on any Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; and any payment of principal of any Note (including principal due on the Maturity Date of such Note) or Make-Whole Amount that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

Section 9 AFFIRMATIVE COVENANTS.

The Company covenants that so long as any of the Notes hereunder are outstanding:

Section 9.1 Compliance with Laws. The Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject (including ERISA, Environmental Laws, the USA PATRIOT Act and the other laws and regulations that are referred to in Section 5.16) and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.2 Insurance. The Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance) as is customary in the Company’s reasonable judgment in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

Section 9.3 Payment of Taxes and Claims. The Company will, and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need pay any such tax, assessment, charge, levy or claim if (a) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (b) the nonpayment of all such taxes, assessments, charges, levies and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.4 Corporate Existence; Listing and Status under Applicable Law. Subject to Section 10.2, the Company will at all times preserve and keep its corporate existence in full force and effect. Subject to Section 10.2, the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Company or a Wholly-Owned Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, have a Material Adverse Effect.

Section 9.5 Priority of Obligations. The Company will ensure that its payment obligations under this Agreement and the Notes, and the payment obligations of any Subsidiary Guarantor under its Subsidiary Guaranty, will at all times rank at least pari passu, without preference or priority, with all other unsecured and unsubordinated Indebtedness of the Company and such Subsidiary Guarantor, as applicable.

Section 9.6 Books and Records. The Company will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Subsidiary, as the case may be. The Company will, and will cause each of its Subsidiaries to, keep books, records and accounts which, in reasonable detail, accurately reflect all transactions and dispositions of assets. The Company and its Subsidiaries have devised a system of internal accounting controls sufficient to provide reasonable assurances that their respective books, records, and accounts accurately reflect all transactions and dispositions of assets and the Company will, and will cause each of its Subsidiaries to, continue to maintain such system.

Section 9.7 Rating of the Notes.

(a) The Company shall use commercially reasonable efforts at all times maintain a Debt Rating for the Notes from an Acceptable Rating Agency.

(b) At any time that the Debt Rating maintained pursuant to clause (a) above is not a public rating, the Company shall provide to each holder of a Note (x) at least annually (on or before each anniversary of the date of the Closing) and (y) promptly upon any change in such Debt Rating, an updated Private Rating Letter evidencing such Debt Rating and an updated Private Rating Rationale Report (to the extent the Acceptable Rating Agency generally provides them) with respect to such Debt Rating. In addition to the foregoing information and any information specifically required to be included in any Private Rating Letter or Private Rating Rationale Report (as set forth in the respective definitions thereof), if the SVO or any other governmental authority having jurisdiction over any holder of any Notes from time to time requires any additional information with respect to the Debt Rating of the Notes, the Company shall use commercially reasonable efforts to procure such information from the Acceptable Rating Agency.

Section 9.8 Rating Step Up.

(a) If, beginning on the first day of any month, (x) the Debt Rating on the outstanding Notes is below BBB flat (or a corresponding rating), the interest payable on the Notes shall increase by 0.50% (50 basis points) during the period beginning on the first day of the first month that such Debt Rating is in effect and ending on the first day of the first month following the date on which the Company obtains a Debt Rating for the Notes of A- (or a corresponding rating) or better, or (y) there is no Debt Rating for the Notes, the interest payable on the Notes shall increase by 1.00% (100 basis points) from the first day of the first month following the date that there is no Debt Rating for the Notes and ending on the first day of the first month following the date on which a Debt Rating on the Notes is in effect and the Company has delivered the Private Rating Letter related thereto to the holders of the Notes.

(b) Notwithstanding the foregoing, in no circumstances will the interest payable on the Notes, as may be adjusted by this Section 9.8, exceed the Stated Interest Rate by more than 1.00% (100 basis points) per annum due to changes in or the absence of a Debt Rating of the Notes, as contemplated by Section 9.8(a).

Section 9.9 Cash Balances. The Company and its Subsidiaries shall maintain minimum unrestricted cash balances including cash, marketable securities and other cash equivalents totaling, in the aggregate, at least six (6) months of interest payments payable with respect to the Notes, the Company’s other unsecured senior notes and the Subordinated Debt.

Section 9.10 Subsidiary Guarantors. The Company will ensure that each of its Material Subsidiaries (other than (1) its Regulated Banking Subsidiaries and Company SBICs and (2) its Specified Financing Subsidiaries, to the extent prohibited by the documentation governing their warehouse financing, securitization or asset-backed securitization transactions) to:

(a) Within 30 days of the formation or acquisition thereof, enter into an agreement in form and substance satisfactory to the Required Holders providing for the guaranty by such Subsidiary, on a joint and several basis with all other such Subsidiaries, of (x) the prompt payment in full when due of all amounts payable by the Company pursuant to the Notes (whether for principal, interest, Make-Whole Amount or otherwise) and this Agreement, including all indemnities, fees and expenses payable by the Company thereunder and (y) the prompt, full and faithful performance, observance and discharge by the Company of each and every covenant, agreement, undertaking and provision required pursuant to the Notes or this Agreement to be performed, observed or discharged by it, substantially in the form attached hereto as Schedule 9.10 (a “Subsidiary Guaranty”); and

(b) deliver the following to each holder of a Note:

(i) an executed counterpart of such Subsidiary Guaranty;

(ii) a certificate signed by an authorized responsible officer of such Subsidiary containing representations and warranties on behalf of such Subsidiary to the same effect, mutatis mutandis, as those contained in Sections 5.1, 5.2, 5.6 and 5.7 of this Agreement (but with respect to such Subsidiary and such Subsidiary Guaranty rather than the Company);

(iii) all documents as may be reasonably requested by the Required Holders to evidence the due organization, continuing existence and, where applicable, good standing of such Subsidiary and the due authorization by all requisite action on the part of such Subsidiary of the execution and delivery of such Subsidiary Guaranty and the performance by such Subsidiary of its obligations thereunder; and

(iv) an opinion of counsel reasonably satisfactory to the Required Holders covering such matters relating to such Subsidiary and such Subsidiary Guaranty as the Required Holders may reasonably request.

(c) At the election of the Company and by written notice to each holder of Notes, in connection with the conveyance, division, transfer or lease of all or substantially all of the assets (whether by merger, sale of shares or otherwise) of any Subsidiary Guarantor, in each case in compliance of the terms of this Agreement, that has provided a Subsidiary Guaranty under this Section 9.10, such Subsidiary Guarantor may be discharged from all of its obligations and liabilities under its Subsidiary Guaranty and shall be automatically released from its obligations thereunder without the need for the execution or delivery of any other document by the holders, provided that (i) if such Subsidiary Guarantor is a guarantor or is otherwise liable for or in respect of any Material Credit Facility, then such Subsidiary Guarantor has been released and discharged (or will be released and discharged concurrently with the release of such Subsidiary Guarantor under its Subsidiary Guaranty) under such Material Credit Facility, (ii) at the time of, and after giving effect to, such release and discharge, no Default or Event of Default shall be existing, (iii) no amount is then due and payable under such Subsidiary Guaranty (unless such amount is paid concurrently with such release), (iv) if in connection with such Subsidiary Guarantor being released and discharged under any Material Credit Facility, any fee or other form of consideration is given to any holder of Indebtedness under such Material Credit Facility for such release, the holders of the Notes shall receive equivalent consideration substantially concurrently therewith and (v) each holder of Notes shall have received a certificate of a Responsible Officer certifying as to the matters set forth in clauses (i) through (iv).

Section 9.11 Most Favored Lender. If at any time on or after the date hereof, any new Material Credit Facility includes or any existing Material Credit Facility is amended or otherwise modified to include any covenant or event of default (whether set forth as a covenant, undertaking, event of default, restriction or other provision,) not included in this Agreement or that would be more beneficial to the holders of the Notes than any analogous provision included in this Agreement (any such provision, an “Additional Provision”), then the Company will, within three Business Days after the inclusion of such Additional Provision in such Material Credit Facility, deliver written notice thereof to each holder of a Note. Such notice shall be signed by a Responsible Officer and shall refer to the provisions of this Section 9.11 and shall set forth a verbatim statement of such Additional Provision and any defined terms used therein, and related explanatory calculations, as applicable. Such Additional Provision (and any related definitions) will be deemed automatically incorporated by reference into this Agreement, mutatis mutandis, as if set forth fully herein, without any further action required on the part of any Person, effective as of the date that such Additional Provision became effective under such new or amended Material Credit Facility. Thereafter, upon the request of any holder of a Note, the Company will, at its expense, enter into any additional agreement or amendment to this Agreement reasonably requested by such holder evidencing any of the foregoing.

Section 10 NEGATIVE COVENANTS.

The Company covenants that so long as any of the Notes hereunder are outstanding:

Section 10.1 Transactions with Affiliates. The Company will not, and will not permit any Subsidiary to, enter into directly or indirectly any Material transaction or Material group of related transactions (including the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate. For the avoidance of doubt, the foregoing shall in no way limit or prohibit any dividend, distribution, share buyback program or similar action by the Company or any Subsidiary so long as otherwise permitted under the terms of this Agreement and by law.

Section 10.2 Merger, Consolidation, Etc. The Company will not, and will not permit any Material Subsidiary or Subsidiary Guarantor (except as provided in Section 9.10(c)) to, consolidate with or merge with any other Person or convey, divide, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person, unless:

(a) in the case of any such transaction involving the Company, the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, division, transfer or lease all or substantially all of the assets of the Company as an entirety, as the case may be, shall be a solvent corporation or limited liability company organized and existing under the laws of the United States or any state thereof (including the District of Columbia), and, if the Company is not such successor, survivor or acquirer, (i) such successor, survivor or acquirer shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Notes and (ii) such successor, survivor or acquirer shall have caused to be delivered to each holder of any Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof;

(b) in the case of any such transaction involving a Subsidiary Guarantor, the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, division, transfer or lease all or substantially all of the assets of such Subsidiary Guarantor as an entirety, as the case may be, shall be (1) the Company, such Subsidiary Guarantor or another Subsidiary Guarantor; (2) a solvent corporation or limited liability company (other than the Company or another Subsidiary Guarantor) that is organized and existing under the laws of the United States or any state thereof (including the District of Columbia) and, if such Subsidiary Guarantor is not such successor, survivor or acquirer, (A) such successor, survivor or acquirer shall have executed and delivered to each holder of Notes its assumption of the due and punctual performance and observance of each covenant and condition of the Subsidiary Guaranty of such Subsidiary Guarantor and (B) the Company shall have caused to be delivered to each holder of Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof; or (3) any other Person so long as the transaction is treated as a disposition of all of the assets of such Subsidiary Guarantor and such transaction would be permitted pursuant to Section 10.3(a);

(c) each Subsidiary Guarantor under any Subsidiary Guaranty that is outstanding at the time such transaction or each transaction in such a series of transactions occurs reaffirms its obligations under such Subsidiary Guaranty in writing at such time pursuant to documentation that is reasonably acceptable to the Required Holders; and

(d) immediately before and immediately after giving effect to such transaction or each transaction in any such series of transactions, no Default or Event of Default shall have occurred and be continuing.

No such conveyance, division, transfer or lease of all or substantially all of the assets of the Company or any Subsidiary Guarantor shall have the effect of releasing the Company or such Subsidiary Guarantor, as the case may be, or any successor, survivor or acquirer that shall theretofore have become such in the manner prescribed in this Section 10.2, from its liability under (x) this Agreement or the Notes (in the case of the Company) or (y) the Subsidiary Guaranty (in the case of any Subsidiary Guarantor), unless, in the case of the conveyance, division, transfer or lease of all or substantially all of the assets of a Subsidiary Guarantor, such Subsidiary Guarantor is released from its Subsidiary Guaranty in accordance with Section 9.10(c) in connection with or immediately following such conveyance, division, transfer or lease.

Section 10.3 Restricted Payments; Subordinated Debt Payments.

(a) The Company will not declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that the Company may make Restricted Payments so long as (i) at the time such Restricted Payment is made and immediately after giving effect thereto, no Default or Event of Default shall exist and (ii) immediately after giving effect thereto, the Company shall be in compliance on a pro forma basis with the financial covenants set forth in Section 10.4 and any Additional Covenant that is a financial covenant (determined as of the end of the most recent fiscal quarter of the Company for which financial statements have been provided pursuant to Section 7.1), and the Company shall have provided to the holders a certificate of a Senior Financial Officer with calculations demonstrating such compliance in reasonable detail; provided, however, that the aggregate amount of all such Restricted Payments made by the Company directly or indirectly from the proceeds of Asset Dispositions following the date of the Closing shall not exceed $50,000,000.

(b) The Company will not make any payment in respect of, or directly or indirectly redeem, retire or acquire any, Subordinated Debt unless (i) at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall exist and (ii) immediately after giving effect thereto, the Company shall be in compliance on a pro forma basis with the financial covenants set forth in Section 10.4 and any Additional Covenant that is a financial covenant (determined as of the end of the most recent fiscal quarter of the Company for which financial statements have been provided pursuant to Section 7.1), and the Company shall have provided to the holders a certificate of a Senior Financial Officer with calculations demonstrating such compliance in reasonable detail.

Section 10.4 Financial Covenants. The Company covenants that, so long as any of the Notes hereunder are outstanding:

(a) Minimum Tangible Net Worth Maintenance Test.

(i) It shall not permit its Tangible Net Worth as of the close of business on the last day of any of its fiscal quarters to be less than $275,000,000 (as adjusted pursuant to the following sentence), beginning with the quarter ending June 30, 2026. The minimum Tangible Net Worth pursuant to the preceding clause shall be increased, commencing with the quarter ending September 1, 2026, by the sum of 40% of (i) the Consolidated Net Income for the Measurement Period ending on such measurement date and (ii) the net proceeds of any equity raises by the Company from and after the date hereof, excluding any equity issued to employees, directors or independent contractors as compensation for employment or services rendered or equity raises to the extent the proceeds thereof are applied to the purchase price of a strategic transaction.

(ii) It shall not permit its Tangible Net Worth as of the close of business on the last day of any of its fiscal quarters to decrease by more than 20% from its Tangible Net Worth as of the close of business on the last day of such fiscal quarter of the previous year, beginning with the fiscal quarter ending June 30, 2026.

(b) Unencumbered Assets to Total Indebtedness Ratio Test. It shall not permit its ratio of Consolidated Unencumbered Assets to Consolidated Total Indebtedness, as of the close of business on the last day of each fiscal quarter, to be less than or equal to 2.50:1.00, beginning with the fiscal quarter ending June 30, 2026.

(c) Maximum Leverage Test.

(i) It shall not permit its ratio of Consolidated Unsecured Indebtedness as of the close of business on the last day of each fiscal quarter to Consolidated EBITDA for the Measurement Period ending on such day, to be greater than or equal to 1.25:1.00, beginning with the fiscal quarter ending June 30, 2026.

(ii) It shall not permit its ratio of Consolidated Total Indebtedness to Tangible Net Worth, on the last day of each fiscal quarter, to be greater than or equal to 0.90:1.00, beginning with the fiscal quarter ending June 30, 2026.

(d) EBITDA to Interest Expense Ratio Test. It shall not permit the ratio of Consolidated EBITDA to Consolidated Interest Expense for any Measurement Period, to be less than or equal to 2.00:1.00, beginning with the Measurement Period ending June 30, 2026.

Section 10.5 Debt Incurrence.

(a) Following the date hereof, the Company will not create, incur, assume or otherwise become liable in respect of any Indebtedness, unless no Event of Default exists immediately prior to the creation, incurrence or assumption thereof, and the following conditions are met as of the end of the preceding fiscal quarter, and for the four fiscal quarter period then ended, as applicable, after giving pro forma effect to such Indebtedness and the contemplated use of the proceeds therefrom:

(i) The Company’s Tangible Net Worth is greater than or equal to $325,000,000;

(ii) The ratio of the Company’s Consolidated Unsecured Indebtedness to Consolidated EBITDA is less than 1.00:100;

(iii) The ratio of the Company’s Consolidated EBITDA to Consolidated Interest Expense is greater than 2.25:1.00;

(iv) The ratio of the Company’s Consolidated Unencumbered Assets to Consolidated Total Indebtedness is greater than 2.75:1.00; and

(v) No Event of Default has occurred or is continuing;

provided, however, that the foregoing Section 10.5(a) shall not restrict the Company from (i) creating or incurring any premiums, interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on Indebtedness in accordance with the terms of the agreements governing such Indebtedness or (ii) refinancing of existing Indebtedness set forth on Schedule 5.15 so long as no Event of Default shall existing immediately prior to the creation, incurrence or assumption thereof, and the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness outstanding at the time of such refinancing; provided further that any portion of such refinancing Indebtedness in excess of the principal amount of the existing Indebtedness permitted to be refinanced under this clause (ii) shall be permitted only to the extent such excess Indebtedness is otherwise permitted to be incurred under this Section 10.5(a) without giving effect to this proviso thereto.

(b) The Company will not (i) incur, create, assume or suffer to exist any Indebtedness secured by any Lien in an aggregate principal amount that, when added to the principal amount of Indebtedness of Subsidiaries permitted under clause (b)(ii)(4) below, exceeds or would exceed $5,000,000, or (ii) permit any Subsidiary to incur, create, assume or suffer to exist any Indebtedness other than (1) borrowings by Company SBICs, (2) Indebtedness of Regulated Banking Subsidiaries permitted by applicable law, (3) Indebtedness incurred, created or assumed by Specified Financing Subsidiaries after the date hereof in the circumstance where no Event of Default shall existing immediately prior to the incurrence thereof and the criteria set forth in Section 10.5(a)(i)-(v) above are met with respect to the incurrence of such Indebtedness, and (4) in an aggregate principal amount for all such Indebtedness (excluding the amounts permitted under clauses (1), (2) and (3) of this clause (b)) that, when added to the principal amount of secured Indebtedness of the Company permitted under clause (b)(i) above, exceeds or would exceed $5,000,000.

Section 10.6 Burdensome Agreements. The Company will not, and will not permit any Subsidiary (other than (1) the Company SBICs with respect to SBA restrictions in favor of the SBA under the applicable SBA borrowing documents, and (2) its Specified Financing Subsidiaries to the extent prohibited by the documentation governing their warehouse financing, securitization or asset-backed securitization transactions) to, enter into, assume or permit to exist any Contractual Obligation (other than their organizational documents, including Preferred Stock thereunder) that limits the ability of any such Subsidiary to make Restricted Payments to the Company or any Subsidiary or to otherwise transfer property to the Company or any Subsidiary.

Section 10.7 Line of Business. The Company will not, and will not permit any Subsidiary to, engage in any business if, as a result, the general nature of the business in which the Company and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its Subsidiaries, taken as a whole, are engaged on the date of this Agreement as described in the Disclosure Information.

Section 10.8 Economic Sanctions, Etc. The Company will not, and will not permit any Controlled Entity to (a) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or (b) directly or indirectly have any investment in or engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any holder or any affiliate of such holder to be in violation of, or subject to sanctions under, any law or regulation applicable to such holder or affiliate, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions Laws.

SECTION 11 EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) the Company does not pay the principal of or Make-Whole Amount with respect to any Note on its due date; or

(b) the Company does not pay interest on any Note when due, and such default is not cured within five Business Days; or

(c) the Company defaults in the performance of or compliance with any term contained in Section 7.1(d) or Section 10.4 or any Additional Financial Covenant;

(d) the Company or any Subsidiary Guarantor defaults in the performance of or compliance with any term contained herein, including any Additional Covenant (other than those referred to in Sections 11(a), (b) and (c)) or in any Subsidiary Guaranty and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or

(e) (i) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made, or (ii) any representation or warranty made in writing by or on behalf of any Subsidiary Guarantor or by any officer of such Subsidiary Guarantor in any Subsidiary Guaranty or any writing furnished in connection with such Subsidiary Guaranty proves to have been false or incorrect in any material respect on the date as of which made; or

(f) (i) the Company or any Subsidiary (other than an Excluded Company SBIC) is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $10,000,000 (or its equivalent in the relevant currency of payment) beyond any period of grace provided with respect thereto, or (ii) the Company or any Subsidiary (other than an Excluded Company SBIC) is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $10,000,000 (or its equivalent in the relevant currency of payment) or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (x) the Company or any Subsidiary (other than an Excluded Company SBIC) has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $10,000,000 (or its equivalent in the relevant currency of payment), or (y) one or more Persons have the right to require the Company or any Subsidiary (other than an Excluded Company SBIC) so to purchase or repay such Indebtedness; or

(g) the Company or any Material Subsidiary (other than an Excluded Company SBIC) (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(h) a court or other Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any Material Subsidiary (other than an Excluded Company SBIC), a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any such Material Subsidiary (other than an Excluded Company SBIC), or any such petition shall be filed against the Company or any such Material Subsidiary (other than an Excluded Company SBIC) and such petition shall not be dismissed within 60 days; or

(i) any event occurs with respect to the Company or any Material Subsidiary (other than an Excluded Company SBIC) which under the laws of any jurisdiction is analogous to any of the events described in Section 11(g) or Section 11(h), provided that the applicable grace period, if any, which shall apply shall be the one applicable to the relevant proceeding which most closely corresponds to the proceeding described in Section 11(g) or Section 11(h); or

(j) one or more final judgments or orders for the payment of money aggregating in excess of $10,000,000 (or its equivalent in the relevant currency of payment), including any such final order enforcing a binding arbitration decision, are rendered against one or more of the Company and any Material Subsidiary (other than an Excluded Company SBIC) and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(k) if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) there is any “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under one or more Plans, determined in accordance with Title IV of ERISA, (iv) the aggregate present value of accrued benefit liabilities under all funded Non-U.S. Plans exceeds the aggregate current value of the assets of such Non-U.S. Plans allocable to such liabilities, (v) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (vi) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, (vii) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder, (viii) the Company or any Subsidiary fails to administer or maintain a Non-U.S. Plan in compliance with the requirements of any and all applicable laws, statutes, rules, regulations or court orders or any Non-U.S. Plan is involuntarily terminated or wound up, or (ix) the Company or any Subsidiary becomes subject to the imposition of a financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans; and any such event or events described in clauses (i) through (ix) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect. As used in this Section 11(k), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA; or

(l) except as otherwise permitted under this Agreement, any Subsidiary Guaranty shall cease to be in full force and effect, any Subsidiary Guarantor or any Person acting on behalf of any Subsidiary Guarantor shall contest in any manner the validity, binding nature or enforceability of any Subsidiary Guaranty, or the obligations of any Subsidiary Guarantor under any Subsidiary Guaranty are not or cease to be legal, valid, binding and enforceable in accordance with the terms of such Subsidiary Guaranty; or

(m) two or more of the Company’s Key Personnel cease to be employed by the Company or otherwise serve as management of the Company or Medallion Bank (including, for the avoidance of doubt, as Chairman); provided, however, that in the event of death, disability or retirement of any Key Personnel, the Company shall have a period of ninety (90) days after such cessation to designate another individual to serve as management of the Company or Medallion Bank (including, for the avoidance of doubt, as Chairman) as Key Personnel, who shall, if at the time of such designation the Company or Medallion Bank (as applicable) is not a public company, be reasonable satisfactory to the Required Holders; or

(n) there is a Company Material Adverse Effect; or

(o) any Additional Event of Default.

Section 12 REMEDIES ON DEFAULT, ETC.

Section 12.1 Acceleration. If an Event of Default with respect to the Company described in Section 11(g), (h) or (i) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(a) If an Event of Default under Section 11(f) has occurred and is continuing, the holders of at least 25% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates) may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(b) If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c) If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes (or, if such Notes become due and payable prior to May 1, 2030, the Make-Whole Amount with respect to such Notes), plus all accrued and unpaid interest thereon (including interest accrued thereon at the Default Rate), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Section 12.2 Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note or any Subsidiary Guaranty, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 12.3 Rescission. At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of (or Make-Whole Amount, if any), on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal (or Make-Whole Amount, if any), and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 12.4 No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement, any Subsidiary Guaranty or any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including reasonable attorneys’ fees, expenses and disbursements.

Section 13 REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

Section 13.1 Registration of Notes. The Company shall maintain an office or agency where the Notes may be presented for registration of transfer or for exchange (the “Registrar”). The Company will act as Registrar. The Registrar will keep a register (the “Register”) of the Notes and of their transfer and exchange. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such Register. The name and address of the beneficial owner of such Note or Notes shall also be registered in such Register as an owner and holder thereof and at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

Section 13.2 Transfer and Exchange of Notes. Transfer or exchange of any Note may be effected only in accordance with procedures and other requirements set forth in Sections 2 and 3 of the Notes.

Section 13.3 Replacement of Notes. Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $100,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b) in the case of mutilation, upon surrender and cancellation thereof,

within 10 Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

Section 14 PAYMENTS ON NOTES.

Section 14.1 Paying Agent. The Company shall maintain an office or agency where the Notes may be presented for payment (the “Paying Agent”). The Company or any Subsidiary may act as Paying Agent.

Section 14.2 Payment by Wire Transfer. So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, interest and all other amounts becoming due hereunder by the method and at the address specified for such purpose below such Purchaser’s name in the Purchaser Schedule, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.

Section 14.3 FATCA Information. By acceptance of any Note hereunder, the holder of such Note agrees that such holder will with reasonable promptness duly complete and deliver to the Company, or to such other Person as may be reasonably requested by the Company, from time to time (a) in the case of any such holder that is a United States Person, such holder’s United States tax identification number and any forms or other information or documentation reasonably requested by the Company necessary to establish such holder’s status as a United States Person under FATCA and as may otherwise be necessary for the Company to comply with its obligations under FATCA and (b) in the case of any such holder that is not a United States Person, such documentation prescribed by applicable law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be necessary for the Company to comply with its obligations under FATCA and to determine that such holder has complied with such holder’s obligations under FATCA or to determine the amount (if any) to deduct and withhold from any such payment made to such holder. Nothing in this Section 14.2 shall require any holder to provide information that is confidential or proprietary to such holder unless the Company is required to obtain such information under FATCA and, in such event, the Company shall treat any such information it receives as confidential.

Section 15 EXPENSES, ETC.

Section 15.1 Certain Fees and Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay the reasonable fees and expenses of special counsel to the Purchasers (subject to any limitations thereon as separately agreed between the Purchasers’ special counsel and the Company) and in connection with any amendments, waivers or consents under or in respect of this Agreement, any Subsidiary Guaranty or the Notes (whether or not such amendment, waiver or consent becomes effective) of any then holder of the Notes, including: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, any Subsidiary Guaranty or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, any Subsidiary Guaranty or the Notes, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and any Subsidiary Guaranty and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO provided, that such costs and expenses under this clause (c) shall not exceed $5,000. If required by the NAIC, the Company shall obtain and maintain at its own cost and expense a Legal Entity Identifier (LEI).

Section 15.2 Certain Taxes. The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, (i) all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes), (ii) any and all wire transfer fees that any bank or other financial institution deducts from any payment under such Note to such holder or otherwise charges to a holder of a Note with respect to a payment under such Note and (iii) any judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense (including reasonable attorneys’ fees and expenses) or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Notes by the Company.

Section 15.3 Survival. The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, any Subsidiary Guaranty or the Notes, and the termination of this Agreement.

Section 16 SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by a Purchaser of any Note hereunder or portion thereof or interest therein and the payment of any Note hereunder, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement, the Notes and any Subsidiary Guaranties hereunder embody the entire agreement and understanding between the Purchasers and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

Section 17 AMENDMENT AND WAIVER.

Section 17.1 Requirements. This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), only with the written consent of the Company and the Required Holders, except that:

(a) no amendment or waiver of any of Sections 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing; and

(b) no amendment or waiver may, without the written consent of the Purchasers and the holder of each Note hereunder at the time outstanding, (i) subject to Section 12 relating to acceleration or rescission, change the amount or time of any payment of principal of, or reduce the rate or change the time of payment or method of computation of (x) interest on the Notes or (y) the Make-Whole Amount, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any amendment or waiver, or (iii) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20.

Section 17.2 Solicitation of Holders of Notes.

(a) Solicitation. The Company will provide each holder of a Note hereunder with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes or any Subsidiary Guaranty. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to this Section 17 or any Subsidiary Guaranty to each holder of a Note hereunder promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes hereunder.

(b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of a Note as consideration for or as an inducement to the entering into by such holder of any waiver or amendment of any of the terms and provisions hereof or any Subsidiary Guaranty or any Note unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of a Note even if such holder did not consent to such waiver or amendment.

(c) Consent in Contemplation of Transfer. Any consent given pursuant to this Section 17 or any Subsidiary Guaranty by a holder of a Note that has transferred or has agreed to transfer its Note to (i) the Company, (ii) any Subsidiary or any other Affiliate or (iii) any other Person in connection with, or in anticipation of, such other Person acquiring, making a tender offer for or merging with the Company and/or any of its Affiliates, in each case in connection with such consent, shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.

Section 17.3 Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 17 or any Subsidiary Guaranty applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and any holder of a Note or Subsidiary Guaranty and no delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note.

Section 17.4 Notes Held by Company, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, any Subsidiary Guaranty or the Notes, or have directed the taking of any action provided herein or in any Subsidiary Guaranty or the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

Section 18 NOTICES.

Except to the extent otherwise provided in Section 7.4, all notices and communications provided for hereunder shall be in writing and sent (1) by registered or certified mail with return receipt requested or express or priority mail with online tracking service available (postage prepaid), (2) by fax if the recipient has provided a fax number in its notice details (provided that a copy of such sent fax is kept on file, whether electronically or otherwise, by the sending party and the sending party does not receive an automatically generated message that such fax could not be delivered to its recipient), (3) by a nationally recognized commercial delivery service (charges prepaid) or (4) by e-mail if the recipient has provided an e-mail address in its notice details (provided that a copy of such sent e-mail is kept on file, whether electronically or otherwise, by the sending party and the sending party does not receive an automatically generated message from the recipient’s e-mail server that such e-mail could not be delivered to its recipient). Any such notice must be sent:

(i) if to a Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in the Purchaser Schedule, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

(ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Chief Financial Officer, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

Section 19 REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by the Purchasers at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

Section 20 CONFIDENTIAL INFORMATION.

(a) For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such

Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (v) any Person from which it offers to purchase any Security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) Egan Jones or any other Acceptable Rating Agency, NAIC or the SVO or, in each case, any similar organization, or any NRSRO that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes, this Agreement or any Subsidiary Guaranty. Each holder of a Note hereunder, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying this Section 20.

(b) In the event that any Purchaser is compelled by any Governmental Authority (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, such Purchaser will provide the Company with notice of such request or requirement as promptly as practicable (unless not permitted by applicable law) so that the Company may seek a protective order or other appropriate remedy. Such Purchaser shall cooperate reasonably with the Company in connection with the Company’s reasonable efforts to seek such an order or remedy, with the Company covering any expenses related thereto. If the Company does not obtain such protective order or other remedy, or the Company waives compliance with this Section 20(b), such Purchaser will furnish only that portion of the applicable Confidential Information that is reasonably required, and will exercise reasonable efforts to obtain assurance that the confidential treatment will be accorded such disclosed Confidential Information. Notwithstanding anything to the contrary in this Section 20(b), any Purchaser may disclose Confidential Information to any regulatory authority having jurisdiction over such Purchaser or its Affiliates during the course of any routine examination.

(c) In the event that as a condition to receiving access to information relating to the Company or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or holder of a Note hereunder is required to agree to a confidentiality undertaking (whether through Venue, another secure website, a secure virtual workspace or otherwise) which is different from this Section 20, this Section 20 shall not be amended thereby and, as between such Purchaser or such holder and the Company, this Section 20 shall supersede any such other confidentiality undertaking.

Section 21 SUBSTITUTION OF PURCHASERS.

Each Purchaser shall have the right to substitute any one of its Affiliates (a “Substitute Purchaser”) as the purchaser of the Notes hereunder that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchasers and such Substitute Purchaser, shall contain such Substitute Purchaser’s agreement to be bound by this Agreement and shall contain a confirmation by such Substitute Purchaser of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Substitute Purchaser in lieu of such original Purchaser. In the event that such Substitute Purchaser is so substituted as a Purchaser hereunder and such Substitute Purchaser thereafter transfers to such original Purchaser all of the Notes hereunder then held by such Substitute Purchaser, upon receipt by the Company of notice of such transfer, any reference to such Substitute Purchaser as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Substitute Purchaser, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

Section 22 MISCELLANEOUS.

Section 22.1 Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including any subsequent holder of a Note hereunder) whether so expressed or not, except that (i) subject to Section 10.2, the Company may not assign or otherwise transfer any of its rights or obligations hereunder or under the Notes without the prior written consent of each holder and (ii) unless a Default or Event of Default exists and is continuing, no holder may assign or otherwise transfer its rights or obligations hereunder or under the Notes without the prior written consent of the Company (such consent not to be unreasonably withheld or delayed) except for a transfer to an Affiliate of such holder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 22.2 Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP. For purposes of determining compliance with this Agreement (including Section 9, Section 10 and the definition of “Indebtedness” ), any election by the Company to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 – Fair Value Option, International Accounting Standard 39 – Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

Section 22.3 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 22.4 Construction, Etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Defined terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) subject to Section 22.1, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement, and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

Section 22.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. The parties agree to electronic contracting and electronic signatures with respect to this Agreement and all documents relating thereto (other than the Notes). Delivery of an electronic signature to, or a signed copy of, this Agreement and all documents relating thereto (other than the Notes) by facsimile, email or other electronic transmission shall be fully binding on the parties to the same extent as the delivery of the signed originals and shall be admissible into evidence for all purposes. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and all documents relating thereto (other than the Notes) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Notwithstanding the foregoing, if any Purchaser shall request manually signed counterpart signatures to this Agreement or any documents relating to this Agreement, the Company hereby agrees to use its reasonable endeavors to provide such manually signed signature pages as soon as reasonably practicable.

Section 22.6 Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 22.7 Jurisdiction and Process; Waiver of Jury Trial. The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(a) The Company agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 22.7(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

(b) The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.7(a) by mailing a copy thereof by registered, certified priority or express mail (or any substantially similar form of mail), postage prepaid, return receipt or delivery confirmation requested, to it as specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(c) Nothing in this Section 22.7 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(D) THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

[Signature page follows.]

If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

MEDALLION FINANCIAL CORP.

By	/s/ Anthony N. Cutrone
	Name:	Anthony N. Cutrone
	Title:	Executive Vice President and Chief Financial Officer

The foregoing is hereby agreed

to as of the date hereof.

[PURCHASER]

By
Name:
Title:

SCHEDULE A

(to Note Purchase Agreement)

SCHEDULE A

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“1940 Act” means the Investment Company Act of 1940, as amended.

“Acceptable Rating Agency” means (a) Egan-Jones Rating Company (“Egan Jones”), or (b) any other credit rating agency that is recognized as a nationally recognized statistical rating organization by the SEC, so long as, in each case, any such credit rating agency described in clause (a) or (b) above continues to be a nationally recognized statistical rating organization recognized by the SEC and is approved as a “Credit Rating Provider” (or other similar designation) by the NAIC.

“Additional Covenant” means an Additional Provision styled as a covenant.

“Additional Event of Default” means an Additional Provision styled as an event of default or other event allowing for the acceleration of the underlying indebtedness.

“Additional Financial Covenant” means an Additional Covenant that is a financial covenant.

“Additional Provision” is defined in Section 9.12.

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person and, solely for the purposes of Section 10.1, with respect to the Company and its Subsidiaries, shall include any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or common equity interests of the Company or any Subsidiary or any Person of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Agreement” means this Note Purchase Agreement, including all Schedules attached to this Agreement.

“Anti-Corruption Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.

“Anti-Money Laundering Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.

“Asset Disposition” means any Transfer except:

(a) any Transfer from a Subsidiary to the Company or a Wholly-Owned Subsidiary so long as immediately before and immediately after the consummation of any such Transfer and after giving effect thereto, no Default or Event of Default exists;

(b) any Transfer made in the ordinary course of business; and

(c) any Transfer of loans held by Medallion Bank.

“Blocked Person” means (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (b) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (c) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (a) or (b).

“Business Day” means (a) for the purposes of Section 8.5 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP; provided that, for the avoidance of doubt, Capital Lease shall not include any lease relating to office space used by the Company and/or any Subsidiary as of the date hereof or any replacements thereof.

“Capital Stock” with respect to any corporation, shall mean common stock, Preferred Stock, and any and all shares or other equivalents (however designated) of any other corporate stock, of such corporation.

“Change of Control” shall be deemed to occur if, unless otherwise agreed by the Required Holders, at any time following the date of Closing either of the following shall occur:

(1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Murstein Family, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of Capital Stock of the Company representing more than 50% of the voting power of or economic interests in the Company’s Capital Stock; or

(2) the Murstein Family “beneficially owns,” as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, less than 10% of the voting power of or economic interest in the Company’s Capital Stock; or

(3) (i) at least 80% of the voting power of or economic interests in common equity of Medallion Bank shall cease to be directly or indirectly owned by the Company or (ii) the making of one or more Restricted Payments by Medallion Bank to the Company from the proceeds of one or more Transfers of assets by Medallion Bank and/or its Subsidiaries representing on a cumulative basis more than 20% in the aggregate of the Disposition Value of the assets of Medallion Bank and its Subsidiaries at the time of any such Transfer; or

(4) a “change of control” occurs under any Material Credit Facility.

“Closing” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder from time to time.

“Company” is defined in the first paragraph of this Agreement.

“Company Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, and (b) the ability of the Company to perform its obligations under this Agreement and the Notes hereunder, provided, however, that “Company Material Adverse Effect” shall not include any fact, condition, change, event, effect, or occurrence, directly or indirectly, arising out of or attributable to: (i) general social, political, or geopolitical changes or conditions, including any result of elections; (ii) (A) acts of war (whether or not declared), armed hostilities, sabotage or terrorism, (B) trade wars or the implementation of tariffs, or (C) in each case of clauses (A) and (B), the escalation or worsening thereof or (iii) any natural or man-made disaster, acts of God, weather conditions, earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, COVID-19 or other pandemics, epidemics, disease or health emergencies; provided, however, that, it is agreed and understood that any changes in GAAP or other accounting standards (or the interpretation thereof, or changes in law (or the interpretation thereof) and any failure by the Company or Medallion Bank to meet internal or published projections, forecasts, or revenue or earnings predictions shall not, in and of themselves, constitute a Company Material Adverse Effect except to the extent that the result thereof is a material adverse effect on the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries, taken as a whole.

“Company SBICs” is defined in Section 5.17.

“Confidential Information” is defined in Section 20.

“Consolidated EBITDA” means, with respect to any Person for any period, the result, without duplication, of Consolidated Net Income plus (solely to the extent deducted in determining Consolidated Net Income) (i) Consolidated Interest Expense, (ii) provision for federal, state, local and foreign income taxes, franchise taxes and other taxes in lieu of income taxes payable, (iii) total depreciation expense, (iv) total amortization expense, and (v) any non-cash charges and (vi) any one-time expenses, minus (x) any non-cash gains and (y) any extraordinary gains. For the avoidance of doubt, “Consolidated EBITDA” shall not include (a) non-cash equity-based compensation expense, (b) provisions relating to any loan, losses or charge offs, or (c) impairment charges and amortization of assets which would be classified as intangible assets under GAAP, which, for the purposes of this definition, shall be limited to goodwill, patents, trademarks, trade names, copyrights, franchises, brand-related intellectual property, home improvement contractor relationships and deferred charges (including, without limitation, unamortized debt discount and expense, organization costs and deferred research and development expenses) and similar assets.

“Consolidated Net Income” means, for any period, an amount equal to the net income of the Company and its consolidated Subsidiaries determined in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, the total interest expense for the Company and its consolidated Subsidiaries determined in accordance with GAAP.

“Consolidated Total Assets” means the total assets of the Company and its consolidated Subsidiaries determined in accordance with GAAP as of the date of determination.

“Consolidated Total Indebtedness” means the total secured and unsecured Indebtedness of the Company and its consolidated Subsidiaries (excluding Indebtedness of Company SBICs and the Regulated Banking Subsidiaries) outstanding as of the time of determination.

“Consolidated Unencumbered Assets” shall mean (a) total consolidated assets of the Company and its consolidated Subsidiaries less (b) the sum of the aggregate amount of borrowed funds of Medallion Bank, the aggregate amount of borrowed funds of Company SBICs, and, without duplication, the aggregate amount of Excluded Obligations.

“Consolidated Unsecured Indebtedness” means the total unsecured Indebtedness of the Company and its consolidated Subsidiaries (excluding Indebtedness of Company SBICs and the Regulated Banking Subsidiaries) outstanding as of the time of determination.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound; provided, however, with respect to the Company SBICs and Regulated Banking Subsidiaries, “Contractual Obligation” shall exclude, for the avoidance of doubt, any obligation arising by law or regulation or pursuant to any agreement with any Governmental Authority.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” shall have meanings correlative to the foregoing.

“Controlled Entity” means (a) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (b) if the Company has a parent company, such parent company and its Controlled Affiliates.

“Debt Rating” means the debt rating of the Notes as determined from time to time by any Acceptable Rating Agency then rating the Notes.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means that rate of interest per annum that is the greater of (a) 2.0% above the rate of interest stated in clause (a) of the first paragraph of the Notes hereunder or (b) 2.0% over the rate of interest publicly announced by Citibank, N.A. in New York, New York as its “base” or “prime” rate.

“Depositary” means The Depository Trust Company or another depositary specified by the Company, or a nominee thereof.

“Disclosure Information” is defined in Section 5.3.

“Disposition Value” means, at any time, with respect to any property

(a) in the case of property that does not constitute Subsidiary Stock, the book value thereof, valued at the time of such disposition in good faith by the Company, and

(b) in the case of property that constitutes Subsidiary Stock, an amount equal to that percentage of book value of the assets of the Subsidiary that issued such stock as is equal to the percentage that the book value of such Subsidiary Stock represents of the book value of all of the outstanding Equity Interests of such Subsidiary (assuming, in making such calculations, that all Securities convertible into such Equity Interests are so converted and giving full effect to all transactions that would occur or be required in connection with such conversion) determined at the time of the disposition thereof, in good faith by the Company;

provided, that, in each case, such disposition is (x) conducted on market terms and conditions, (y) negotiated and consummated on an arm’s-length basis and (z) made to a Person that is not an Affiliate of the Company or any of its Subsidiaries (other than, solely for purposes of this clause (z), any bona fide third-party purchaser that is not an Affiliate of the Company or its senior management).

“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval System or any successor SEC electronic filing system for such purposes.

“Egan Jones” is defined in the definition of Acceptable Rating Agency.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to Hazardous Materials.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“Event of Default” is defined in Section 11.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder from time to time in effect.

“Excluded Company SBIC” means any Company SBIC with SBA borrowings, which Company SBICs, in the aggregate, have (a) liabilities in an amount less than 10% of the liabilities of the Company and its Subsidiaries on a consolidated basis and (b) assets in an amount less than 10% of the aggregate assets of the Company and its Subsidiaries on a consolidated basis, in each case measured as of the end of the Company’s immediately preceding fiscal quarter and calculated in accordance with GAAP, so long as all Indebtedness of such Company SBIC has no recourse to the Company, Medallion Bank or any of their Subsidiaries (other than such Company SBICs or any of their Subsidiaries) or any of their respective assets.

“Excluded Obligations” means any (a) unsubordinated borrowings by any bankruptcy remote special purpose vehicles in connection with warehouse loans, a securitization or asset-backed security transaction, (b) SBA borrowings and (c) any judgment or decree related to any of the foregoing clauses (a) and (b).

“FATCA” means (a) sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together with any current or future regulations or official interpretations thereof, (b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States of America and any other jurisdiction, which (in either case) facilitates the implementation of the foregoing clause (a), and (c) any agreements entered into pursuant to section 1471(b)(1) of the Code.

“Financial Statements” is defined in Section 5.5.

“Form 10-K” is defined in Section 7.1(b).

“Form 10-Q” is defined in Section 7.1(a).

“GAAP” means (a) generally accepted accounting principles as in effect from time to time in the United States of America and (b) for purposes of Section 9.4, with respect to any Subsidiary, generally accepted accounting principles (including International Financial Reporting Standards, as applicable) as in effect from time to time in the jurisdiction of organization of such Subsidiary.

“Global Note” is defined in Section 3.

“Governmental Authority” means

(a) the government of

(i) the United States of America or any state or other political subdivision thereof, or

(ii) any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including obligations incurred through an agreement, contingent or otherwise, by such Person:

(a) to purchase such indebtedness or obligation or any property constituting security therefor;

(b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Hazardous Materials” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law, including asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“Holder” or “holder” means, with respect to any Note, the beneficial owner of such Note whose name and address appears in the Register.

“INHAM Exemption” is defined in Section 6.2(e).

“Indebtedness” with respect to any Person means, at any time, without duplication,

(a) its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock;

(b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c) (i) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases and (ii) all liabilities which would appear on its balance sheet in accordance with GAAP in respect of Synthetic Leases assuming such Synthetic Leases were accounted for as Capital Leases;

(d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

(f) the aggregate Swap Termination Value of all Swap Contracts of such Person; and

(g) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

Indebtedness of any Person shall (i) include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP and (ii) for the avoidance of doubt, exclude any deposits.

“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 10% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Key Personnel” means the Company’s current (as of the date of this Agreement) Executive Chairman, Chief Executive Officer and Chief Financial Officer and, if any such individual ceases to be employed by the Company or otherwise serve as management of the Company or Medallion Bank (including, for the avoidance of doubt, as Chairman), in lieu of such individual, such other individual designated in accordance with Section 11(m).

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

“Make-Whole Amount” means, with respect to any Note, an amount equal to the sum of (a) the Discounted Value of the Remaining Scheduled Payments of interest with respect to the Called Principal of such Note, and (b) such Called Principal. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

(i) “Adjusted Treasury Yield” means, with respect to the Called Principal of any Note, the sum of (x) 1.50% (150 basis points) in the event of a Change of Control pursuant to Section 8.1 or 0.50% (50 basis points) for all other purposes plus (y) the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported on or prior to the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life. The Adjusted Treasury Yield shall be rounded to two decimal places.

(ii) “Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.1 or Section 8.2 or that has become or has been declared due and payable pursuant to Section 12.1.

(iii) “Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to the Called Principal from their respective scheduled due dates, in each case to the Settlement Date with respect to such Called Principal in accordance with accepted financial practice and at a discount rate (applied on a semi-annual basis assuming a 360-day year of twelve 30-day months) equal to the Adjusted Treasury Yield with respect to such Called Principal.

(iv) “Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a 360-day year comprised of twelve 30-day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

(v) “Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due from and after the Settlement Date if no payment of such Called Principal were made prior to its scheduled due date; provided that if such Settlement Date is not a date on which interest payments are due to be made under the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to but excluding such Settlement Date and required to be paid on such Settlement Date.

(vi) “Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.1 or Section 8.2 or that has become or has been declared due and payable pursuant to Section 12.1.

“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company to perform its obligations under this Agreement and the Notes, (c) the ability of any Subsidiary Guarantor to perform its obligations under its Subsidiary Guaranty, or (d) the validity or enforceability of this Agreement, the Notes or any Subsidiary Guaranty.

“Material Credit Facility” means, as to the Company and its Subsidiaries, any agreements creating or evidencing indebtedness for borrowed money of the Company or such Subsidiary, or in respect of which the Company or any Subsidiary is an obligor or otherwise provides a guarantee or other credit support, in a principal amount outstanding or available for borrowing equal to or greater than $25,000,000 (or the equivalent of such amount in the relevant currency of payment, determined as of the date of the closing of such facility based on the exchange rate of such other currency). For the avoidance of doubt, “Material Credit Facility” shall not include any Excluded Obligations or borrowed funds of Medallion Bank.

“Material Subsidiary” means, at any time, any Subsidiary of the Company together with its Subsidiaries (on a consolidated basis) (a) whose aggregate assets constitute 5% or more of the aggregate assets of the Company and its Subsidiaries on a consolidated basis as of the most recent fiscal quarter, calculated in accordance with GAAP or (b) whose Consolidated EBITDA constitutes 5% or more of the Consolidated EBITDA of the Company and its Subsidiaries for the most recently ended fiscal quarter; provided that, if at any time Subsidiaries that are not Material Subsidiaries pursuant to clause (a) or (b) above (the “Immaterial Subsidiaries”) would, in the aggregate, exceed the threshold provided in clause (a) or (b) above, then the Company shall designate one or more such Subsidiaries as Material Subsidiaries such date, after giving effect to such designation, the Immaterial Subsidiaries do not, in the aggregate, exceed such threshold.

“Maturity Date” is defined in the first paragraph of each Note.

“Measurement Period” in effect at any time means the most recent period of four consecutive fiscal quarters of the Company ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each fiscal quarter or fiscal year in such period have been or are required to be delivered pursuant to Section 7.1(a) or (b); provided that, the first Measurement Period shall be the four fiscal quarter period of the Company ending June 30, 2026.

“Medallion Bank” means Medallion Bank, a Subsidiary of the Company and a Federal Deposit Insurance Corporation insured industrial bank.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“Murstein Family” means Alvin Murstein, Andrew Murstein and members of their family, including their descendants and the spouses, and trusts and other entities established for the benefit, in each case of any of the foregoing persons.

“NAIC” means the National Association of Insurance Commissioners.

“Non-U.S. Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States of America by the Company or any Subsidiary primarily for the benefit of employees of the Company or one or more Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.

“Notes” is defined in Section 1.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“Paying Agent” is defined in Section 14.1.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title IV of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or with respect to which the Company may have any liability.

“Preferred Stock” means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

“Private Rating Letter” means a letter issued by an Acceptable Rating Agency in connection with any private Debt Rating for the Notes, which (a) sets forth the Debt Rating for the Notes, (b) refers to the CUSIP and ISIN number for the Notes, (c) addresses the likelihood of payment of both principal and interest on the Notes (which requirement shall be deemed satisfied if either (x) such letter includes confirmation that the rating reflects the Acceptable Rating Agency’s assessment of the Company’s ability to make timely payment of principal and interest on such Notes or a similar statement or (y) such letter is silent as to the Acceptable Rating Agency’s assessment of the likelihood of payment of both principal and interest and does not include any indication to the contrary), (d) includes such other information describing the relevant terms of such Notes as may be required from time to time by the SVO or any other governmental authority having jurisdiction over any holder of such Notes and (e) shall not be subject to confidentiality provisions or other restrictions which would prevent or limit the letter from being shared with the SVO or any other governmental authority having jurisdiction over any holder of such Notes.

“Private Rating Rationale Report” means, with respect to any Private Rating Letter, a report issued by the applicable Acceptable Rating Agency in connection with such Private Rating Letter setting forth an analytical review of the Notes explaining the transaction structure, methodology relied upon, and, as appropriate, analysis of the credit, legal, and operational risks and mitigants supporting the assigned private Debt Rating for the Notes, in each case, on the letterhead of the Acceptable Rating Agency or posted on its controlled website and generally consistent with the work product that a rating agency would produce for a similar publicly rated security and otherwise in form and substance generally required by the SVO or any other governmental authority having jurisdiction over any holder of the Notes from time to time.

“Property” or “Properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“PTE” is defined in Section 6.2(a).

“Purchasers” or “Purchasers” means each purchaser that has executed and delivered this Agreement to the Company and such Purchaser’s successors and assigns (so long as any such assignment complies with Section 13.2), provided, however, that any Purchaser of a Note that ceases to be the registered holder or a beneficial owner (through a nominee) of such Note as the result of a transfer thereof pursuant to Section 13.2 shall cease to be included within the meaning of “Purchaser” of such Note for the purposes of this Agreement upon such transfer.

“Purchaser Schedule” means the Purchaser Schedule to this Agreement listing the Purchasers of the Notes and including their notice and payment information.

“QPAM Exemption” is defined in Section 6.2(d).

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Register” is defined in Section 13.1.

“Registrar” is defined in Section 13.1.

“Regulated Banking Subsidiary” means Medallion Bank and any other Subsidiary of the Company regulated as a bank by a Governmental Authority.

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (a) invests in Securities or bank loans, and (b) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Required Holders” means at any time on or after the Closing, the holders of at least 50% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of the Company, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to the Company’s stockholders, partners or members (or the equivalent Person thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“SBA” is defined in Section 5.17.

“SEC” means the Securities and Exchange Commission of the United States of America.

“Securities” or “Security” shall have the meaning specified in section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder from time to time in effect.

“Senior Debt” shall mean all Indebtedness of the Company that is senior in priority or pari passu to the Notes.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“Settlement Agent” means UMB Bank, N.A. in its capacity as settlement agent for the closing of the purchase and sale of the Notes.

“Significant Subsidiary” means at any time any Subsidiary that would at such time constitute a “Significant Subsidiary” (as defined in Article I, Rule 1-02 of Regulation S-X, as in effect on the date of the Closing) of the Company.

“Source” is defined in Section 6.2.

“Specified Financing Subsidiary” means any Subsidiary of the Company that is a bankruptcy remote special purpose vehicle formed for the purpose of effecting (and party to loan documentations with respect to) one or more warehouse financing, securitization or asset-backed security transactions; provided that (x) such Subsidiary conducts no material business other than in connection with such transactions, (y) such Subsidiary is subject to customary separateness and non-petition covenants and (z) the financial statements of such Subsidiary are consolidated with those of the Company and included in the calculation of the financial covenants hereunder.

“State Sanctions List” means a list that is adopted by any state Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.

“Stated Interest Rate” means 8.25% per annum.

“Subordinated Debt” shall mean all Indebtedness of the Company for borrowed money that is subordinated to the Notes on terms that are, and pursuant to a form of subordination agreement that is, acceptable in form and substance to the Required Holders.

“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Subsidiary Guarantor” means each Subsidiary that has executed and delivered a Subsidiary Guaranty.

“Subsidiary Guaranty” is defined in Section 9.10(a).

“Subsidiary Stock” means, with respect to any Person, the stock (or any options or warrants to purchase stock or other Securities exchangeable for or convertible into stock) of any Subsidiary of such Person.

“Substitute Purchasers” is defined in Section 21.

“Successor Corporation” is defined in Section 10.2.

“SVO” means the Securities Valuation Office of the NAIC.

“Swap Contract” means (a) any and all interest rate swap transactions, basis swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including any options to enter into any of the foregoing), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any International Foreign Exchange Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amounts(s) determined as the mark-to-market values(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

“Synthetic Lease” means, at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Tangible Net Worth” shall mean, as of any date of determination, total assets (excluding all goodwill and intangible assets) minus total liabilities (except that any deferred tax liabilities which relate to goodwill and intangible assets shall be excluded from total liabilities), each calculated on a consolidated basis for the Company and its consolidated Subsidiaries in accordance with GAAP; provided, that for purposes of clause (ii) in Section 10.4(a), increases in allowance for credit losses for recreation and home improvement loans will be added back to Tangible Net Worth for the trailing 12-month period.

“Transfer” means, with respect to any Person, any transaction in which such Person sells, conveys, transfers or leases (as lessor) any of its property, including, without limitation, Subsidiary Stock.

“United States Person” has the meaning set forth in Section 7701(a)(30) of the Code.

“U.S.” means United States.

“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 and the rules and regulations promulgated thereunder from time to time in effect.

“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.

SCHEDULE 1

(TO NOTE PURCHASE AGREEMENT)

FORM OF GLOBAL NOTE CERTIFICATE

MEDALLION FINANCIAL CORP.

8.25% SENIOR NOTE DUE 2031

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT (A) PURSUANT TO, AND IN ACCORDANCE WITH, A REGISTRATION STATEMENT THAT IS EFFECTIVE UNDER THE SECURITIES ACT AT THE TIME OF SUCH TRANSFER; (B) TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT OR TO AN ACCREDITED INVESTOR AS DEFINED IN RULE 501(A) OF REGULATION D UNDER THE SECURITIES ACT; OR (C) UNDER ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (INCLUDING, IF AVAILABLE, THE EXEMPTION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT).

THIS NOTE IS A GLOBAL NOTE AND IS REGISTERED IN THE NAME OF CEDE & CO. AS NOMINEE OF THE DEPOSITORY TRUST COMPANY (“DTC”) OR A NOMINEE OF DTC. THIS NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN DTC OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED HEREIN, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY DTC TO A NOMINEE OF DTC OR BY A NOMINEE OF DTC TO DTC OR ANOTHER NOMINEE OF DTC) MAY BE REGISTERED EXCEPT IN LIMITED CIRCUMSTANCES SPECIFIED HEREIN OR IN THE NOTE PURCHASE AGREEMENT.

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO., OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS NOTE WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT PURSUANT TO THE NOTE PURCHASE AGREEMENT, DATED AS OF APRIL 28, 2026, AMONG MEDALLION FINANCIAL CORP. AND THE RESPECTIVE PURCHASERS NAMED THEREIN (AS FROM TIME TO TIME MAY BE AMENDED, THE “NOTE PURCHASE AGREEMENT”), A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY. THIS NOTE REMAINS SUBJECT TO THE TERMS AND CONDITIONS OF THE NOTE PURCHASE AGREEMENT AND BY ACCEPTING ANY BENEFICIAL INTEREST IN THIS NOTE THE PERSON ACCEPTING SUCH BENEFICIAL INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL OF THE PROVISIONS OF THAT NOTE PURCHASE AGREEMENT APPLICABLE TO SUCH PERSON, AS SET FORTH THEREIN.

TRANSFERS OF THIS NOTE WILL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF BENEFICIAL INTEREST IN THIS NOTE WILL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH RESTRICTIONS SET FORTH HEREIN AND IN THE NOTE PURCHASE AGREEMENT (INCLUDING, WITHOUT LIMITATION, SECTION 22.1 THEREOF).

THE INDEBTEDNESS EVIDENCED BY THIS NOTE IS NOT A DEPOSIT AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION (THE “FDIC”) OR ANY OTHER GOVERNMENT AGENCY OR FUND.

ANY FIDUCIARY OF ANY PLAN WHO IS CONSIDERING THE ACQUISITION OF THIS NOTE OR ANY INTEREST HEREIN SHOULD CONSULT WITH HIS OR HER LEGAL COUNSEL PRIOR TO ACQUIRING THIS NOTE OR ANY INTEREST HEREIN.

MEDALLION FINANCIAL CORP.

8.25% SENIOR NOTE DUE 2031

No. R-[__]	April 28, 2026
$[_______]	CUSIP / ISIN: 583928 AT3/ US583928AT35

FOR VALUE RECEIVED, the undersigned, MEDALLION FINANCIAL CORP. (herein called the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to CEDE & CO., or its registered assigns, as nominee of the Depository Trust Company, the principal sum of [___________] on May 1, 2031 (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 8.25% per annum (as may be adjusted from time to time pursuant to Section 9.8 of the Note Purchase Agreement (as defined below)) from April 28, 2026, payable semiannually, on May 1 and November 1 in each year (each, an “Interest Payment Date”), commencing on November 1, 2026, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, (x) on any overdue payment of interest and (y) during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to the greater of (i) 2% or (ii) 2% over the rate of interest publicly announced by Citibank, N.A. from time to time in New York, New York as its “base” or “prime” rate, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).

This Note is one of a series of Senior Notes due 2031 (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated as of April 28, 2026 (as from time to time amended, the “Note Purchase Agreement”), among the Company and the Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

1. Payment of Principal and Interest.

(a) UMB Bank, N.A. will act as the initial Paying Agent and Registrar through its offices presently located at 5555 San Felipe, Suite 870, Houston, Texas 77002, Attn: James Henry, pursuant to a Paying Agency and Registrar Agreement between the Company and the Paying Agent dated as of April 28, 2026. The Company may change any Paying Agent or Registrar without notice to any holder. The Company or any of its Subsidiaries may act in any such capacity.

(b) Payment of the principal and interest payable on the Maturity Date will be made by check, or by wire transfer in immediately available funds to a bank account in the United States designated by the holder if such holder shall have previously provided wire instructions to the Company, upon presentation and surrender of this Note to the Paying Agent at the address noted above, or at such other place or places as the Company or the Paying Agent shall designate by notice to the holders, provided that this Note is presented to the Paying Agent in time for the Paying Agent to make such payments in such funds in accordance with its normal procedures. Payments of interest (other than interest payable on the Maturity Date) shall be made by wire transfer in immediately available funds or check mailed to the registered holder, as such Person’s address appears on the Register. Interest payable on any Interest Payment Date shall be payable to the holder in whose name this Note is registered in the Register at the close of business on the fifteenth calendar day prior to the applicable Interest Payment Date, without regard to whether such date is a Business Day (such date being referred to herein as the “Regular Record Date”), except that interest not paid on the Interest Payment Date, if any, will be paid to the holder in whose name this Note is registered at the close of business on a special record date fixed by the Company, notice of which shall be given to the Noteholder not less than 10 calendar days prior to such special record date.

(c) Payments of principal and interest on with respect to this Note are to be made in lawful money of the United States of America.

2. Global Notes.

(a) Notwithstanding any other provision herein, this Note may not be exchanged in whole or in part for Notes registered, and no transfer of this Note in whole or in part may be registered, in the name of any person other than Depositary or a nominee thereof unless (i) such Depositary advises the Company in writing that such Depositary is no longer willing or able to properly discharge its responsibilities as Depositary with respect to such Note, and no qualified successor is appointed by the Company within 90 days of receipt by the Company of such notice, (ii) such Depositary ceases to be a clearing agency registered under the Exchange Act and no successor is appointed by the Company within 90 days after obtaining knowledge of such event, (iii) the Company elects to terminate the book-entry system through the Depositary or (iv) an Event of Default shall have occurred and be continuing. Upon the occurrence of any event specified in clause (i), (ii), (iii) or (iv) of this Section 2(a) above, the Company or its agent shall notify the Depositary and instruct the Depositary to notify all owners of beneficial interests in this Note of the occurrence of such event and of the availability of Notes to such owners of beneficial interests requesting the same.

(b) If this Note is to be exchanged for other Notes or canceled in part, or if another Note is to be exchanged in whole or in part for a beneficial interest in this Note, then either (i) such Note shall be so surrendered for exchange or cancellation as provided in this Section 2 or (ii) the principal amount thereof shall be reduced or increased by an amount equal to the portion thereof to be so exchanged or canceled, or equal to the principal amount of such other Note to be so exchanged for a beneficial interest therein, as the case may be, by means of an appropriate adjustment made on the records of the Registrar (as defined below), whereupon the Registrar, in accordance with the applicable rules and procedures of the Depositary (“Applicable Depositary Procedures”), shall instruct the Depositary or its authorized representative to make a corresponding adjustment to its records. Upon any such surrender or adjustment of this Note by the Depositary, accompanied by registration instructions, the Company shall cause to be executed and delivered any Notes issuable in exchange for such Note (or any portion thereof) in accordance with the instructions of the Depositary.

(c) Every Note executed and delivered upon registration of transfer of, or in exchange for or in lieu of, a Note or any portion thereof shall be executed and delivered in the form of, and shall be, a global Note, unless such Note is registered in the name of a person other than the Depositary for such Note or a nominee thereof.

(d) The Depositary or its nominee, as the registered owner of this Note, shall be the holder of such Note for all purposes under this Note, and owners of beneficial interests in this Global Note shall hold such interests pursuant to Applicable Depositary Procedures. Accordingly, any such owner’s beneficial interest in this Global Note shall be shown only on, and the transfer of such interest shall be effected only through, records maintained by the Depositary or its nominee or its Depositary participants. If applicable, the Registrar shall be entitled to deal with the Depositary for all purposes relating to this Note (including the payment of principal and interest thereon and the giving of instructions or directions by owners of beneficial interests therein and the giving of notices) as the sole holder of the Note and shall have no obligations to the owners of beneficial interests therein.

(e) The rights of owners of beneficial interests in a Note shall be exercised only through the Depositary and shall be limited to those established by law and agreements between such owners and the Depositary and/or its participants.

3. Registration of Transfer; Register.

(a) Transfer or exchange of any Note may be effected only by surrender of the Note to the Company and the issuance by the Company or the Registrar of a new Note to the transferee. Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii) of the Note Purchase Agreement), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within 10 Business Days thereafter, the Company shall deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $1,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $1,000.

(b) Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2 of the Note Purchase Agreement. For the avoidance of doubt, any transfer of a Note or the beneficial ownership of a Note remains subject to Section 22.1 of the Note Purchase Agreement.

(c) The Registrar shall maintain the Register providing for the registration of the Notes and any exchange or transfer thereof.

4. Prepayment. This Note is subject to prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise, including as follows: if less than all of the outstanding Notes are being prepaid in accordance with this Section 4, the Notes will be prepaid pro rata based on the outstanding principal amount thereof (such redemption to be considered a “Pro Rata Pass-Through of Principal” for purpose of a redemption processed through DTC).

5. Event of Default. If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price and with the effect provided in the Note Purchase Agreement.

6. Governing Law. This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

MEDALLION FINANCIAL CORP.

By
Name:
Title:

Purchaser Schedule

Information Relating to Purchasers

	Name and Address of Purchaser	Principal Amount of Notes to be Purchased

	[Name of Purchaser]	$

(1)	All payments by wire transfer of immediately available funds to: with sufficient information to identify the source and application of such funds.

(2)	All notices of payments and written confirmations of such wire transfers:

(3)	E-mail address for Electronic Delivery:

(4)	All other communications:

(5)	U.S. Tax Identification Number: